Exhibit 2.1

AMENDMENT NO. 3 TO THE

AGREEMENT AND PLAN OF REORGANIZATION AND BANK MERGER

THIS AMENDMENT NO. 3 (this “Amendment”) to the AGREEMENT AND PLAN OF REORGANIZATION AND BANK MERGER dated December 14, 2015, as previously amended by Amendment No. 1 on May 9, 2016, and Amendment No. 2 on March 30, 2017 (the “Agreement”), is made and entered into this 29th day of September, 2017, among Civic Bank & Trust, a Tennessee banking corporation (the “Bank”); Franklin Financial Network, Inc., a Tennessee corporation (“Buyer BHC”); and Franklin Synergy Bank, a Tennessee banking corporation (“Buyer Bank”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, the Boards of Directors of Bank, Buyer BHC, and Buyer Bank have approved this Amendment;

WHEREAS, the Tennessee Department of Financial Institutions has approved the application for approval of the Merger (as defined in the Agreement) filed by Buyer Bank; and

WHEREAS, the Federal Reserve System has asked the Buyer Bank to postpone the filing of an application for approval of the Merger with the Federal Reserve System until such time as the Federal Reserve System confirms that the Buyer Bank may proceed with such filing.

NOW, THEREFORE, pursuant to Section 12(b) of the Agreement, the parties hereto agree as follows:

1. Section 8(m) of the Agreement is amended by deleting the current contents thereof in their entirety and substituting therefor the following:

(m) Timely Completion. The Effective Time must occur on or before the Outside Date (defined below in Section 10(d)), subject to any regulatory or court imposed delay outside the control of the parties.

2. Section 9(l) of the Agreement is amended by deleting the current contents thereof in their entirety and substituting therefor the following:

(l) Timely Completion. The Effective Time must occur on or before the Outside Date (defined below in Section 10(d)), subject to any regulatory or court imposed delay outside the control of the parties.

3. Section 10(d) of the Agreement is amended by deleting the current contents thereof in their entirety and substituting therefor the following:

(d) Termination. If (i) Buyer BHC shall not have provided Bank with evidence reasonably satisfactory to Bank that an application for approval of the Merger has been filed with the Federal Reserve System on or before the earlier of November 15, 2017, and the date which is 10 days after the Federal Reserve System notifies Buyer Bank that it may proceed with such filing, or such later date as may be agreed upon in writing by the parties, or (ii) the Merger is not consummated on or before July 1, 2018 (the “Outside Date”), or such later date as may be agreed upon in writing by the parties, any party may, or if any condition to the obligation of a party to consummate the Merger is impossible to be satisfied by the Outside Date, or such later date as may be agreed upon by the parties, such party may, in each case if it is not itself in breach of a representation, warranty, covenant or agreement hereunder, terminate this Agreement (except those surviving provisions referred to in Section 10(b)) upon written notice to the other parties. Further, Bank may terminate this Agreement immediately upon notice from Buyer Bank that Buyer Bank has received notice from the Federal Reserve System that Buyer Bank may not proceed with filing an application for approval of the Merger, such notice to be given by Buyer Bank to Bank within five days of Buyer Bank’s receipt of notice from the Federal Reserve System. In no event shall a party or person be entitled to the remedies provided in Section 10(c), whether termination is made pursuant to Section 10(b), 10(c), or 10(d) or otherwise, if such party or person was, at the time of termination, in material breach of any of its covenants or agreements herein.

4. This Amendment may be executed in any number of counterparts (which may be delivered by facsimile, email, or other similar means of electronic transmission), each of which, when duly executed, shall be deemed an original and all of which together shall constitute one and the same instrument.

5. This Amendment shall in all respects be governed by and construed, interpreted, and enforced in accordance with the laws of the State of Tennessee, without regard to principles of conflict of laws.

6. Except as expressly amended by this Amendment, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered effective as of the 29th day of September, 2017, such execution having been duly authorized by the respective Boards of Directors of Buyer BHC, Buyer Bank, and the Bank.

CIVIC BANK & TRUST		FRANKLIN FINANCIAL NETWORK, INC.

By:	/s/ Dr. Anil Patel	By:	/s/ Richard E. Herrington
	Dr. Anil Patel, Chairman		Richard E. Herrington, President and Chief Executive Officer

FRANKLIN SYNERGY BANK

		By:	/s/ Richard E. Herrington
Richard E. Herrington, Chairman and Chief Executive Officer

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